Exhibit 23.4

                    Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated January 28, 2000, relating to the financial statements of FSP Blue Ravine Limited Partnership as of December 31, 1999 and for the year then ended, FSP Bolman Place Limited Partnership as of December 31, 1999 and for the year then ended, and FSP Telecom Limited Partnership as of December 31, 1999 and for the year then ended, and of our report dated February 15, 2000 relating to the financial statements of FSP Hillview Center Limited Partnership as of December 31, 1999 and for the year then ended, all of which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                                  Braver and Company, P.C.
                                                  (formerly Roy & Stevens, P.C.)

Boston, Massachusetts
July 1, 2002